As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-1789115
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive office, including zip code)

RETIREMENT SAVINGS PLAN FOR HOURLY EMPLOYEES OF ALCOA USA CORP.

RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES OF ALCOA USA CORP.

(Full Title of Plans)

Jeffrey D. Heeter

Executive Vice President, General Counsel and Secretary

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212-5858

(412) 315-2900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,000,000(2)	$22.67	$113,350,000	$13,137.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of the Registrant that may be offered or issued by reason of stock dividends, stock splits or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. (together, the “Plans”).
(2)	Represents Common Stock to be offered or sold in the future under the Plans, estimated based on the historical activity of the Plans.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sales prices per share of the Common Stock of the Registrant as reported on the New York Stock Exchange on November 1, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Alcoa Corporation (“Alcoa”) to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Alcoa incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	Alcoa’s Registration Statement on Form 10, initially filed with the SEC on June 29, 2016, as amended, including the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”) contained therein, and any amendment or report filed for the purpose of updating such description;

•	Alcoa’s Current Reports on Form 8-K filed on October 31, 2016, November 1, 2016 and November 3, 2016.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Corporation

Attention: Investor Relations

390 Park Avenue

New York, NY 10022

Telephone: 212-518-5450

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Marissa P. Earnest, Counsel of Alcoa. Ms. Earnest is paid a salary by Alcoa, is a participant in various benefit plans offered by Alcoa to employees of Alcoa generally and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Alcoa’s outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Alcoa’s amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Alcoa, or for serving at Alcoa’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Alcoa’s amended and restated certificate of incorporation and bylaws also provide that Alcoa must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Alcoa has entered into an indemnity agreement with its directors and officers. Alcoa also carries directors’ and officers’ insurance to protect Alcoa, its directors, officers and certain employees for some liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on November 3, 2016.

ALCOA CORPORATION (Registrant)

By	/s/ Roy C. Harvey
Roy C. Harvey Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy C. Harvey Roy C. Harvey	Chief Executive Officer; Director (Principal Executive Officer)	November 3, 2016

/s/ William F. Oplinger William F. Oplinger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 3, 2016

/s/ Robert S. Collins Robert S. Collins	Executive Vice President and Controller (Principal Accounting Officer)	November 3, 2016

Mary Anne Citrino, Timothy P. Flynn, Kathryn S. Fuller, James A. Hughes, Michael G. Morris, James E. Nevels, James W. Owens, Carol L. Roberts, Suzanne Sitherwood, Steve W. Williams and Ernesto Zedillo, each as a Director, on November 3, 2016, by Jeffrey D. Heeter, their attorney-in-fact.

/s/ Jeffrey D. Heeter
Jeffrey D. Heeter Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plans) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 3, 2016.

Retirement Savings Plan for Hourly Employees of Alcoa USA Corp.

Retirement Savings Plan for Salaried Employees of Alcoa USA Corp.

By	/s/ William F. Oplinger
William F. Oplinger Member, Alcoa Corporation Benefits Management Committee

By	/s/ Leigh Ann Fisher
Leigh Ann Fisher Member, Alcoa Corporation Benefits Management Committee

By	/s/ Renato Bacchi
Renato Bacchi Member, Alcoa Corporation Benefits Management Committee

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Form 8-K (Commission file number 1-37816) filed by the Registrant on November 3, 2016)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K (Commission file number 1-37816) filed by the Registrant on November 3, 2016)

5.1	Opinion of Marissa P. Earnest, Counsel of Alcoa

15.1	Letter regarding unaudited interim financial information

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Counsel (included as part of Exhibit 5)

24.1	Power of Attorney of certain directors of Alcoa